EXHIBIT 99(a)

                   RIGHTCHOICE MANAGED CARE, INC. LETTERHEAD



CONTACT:  Clara Kinner
          (314) 923-6268
          (314) 923-4883

            Blue Cross And Blue Shield Of Missouri And RightCHOICE
                               Managed Care to
            Consider Legal Alternatives as a Result of Court Order

ST. LOUIS, OCTOBER 30, 1998 -- Blue Cross and Blue Shield of Missouri, parent company of RightCHOICE Managed Care, Inc., (NYSE:RIT), today announced that the company is considering legal alternatives in response to an order filed by Cole County Circuit Court Judge Thomas Brown III that names a temporary receiver/custodian for the shares of RightCHOICE stock owned by Blue Cross and Blue Shield of Missouri, which represent approximately 80 percent of the equity interest of RightCHOICE. The court took the action "on its own motion" in connection with the September 20 settlement agreement reached by Blue Cross and Blue Shield of Missouri, RightCHOICE, the Missouri Attorney General and the Missouri Department of Insurance.

      The order does not constitute the appointment of a receiver/custodian over the operations of either of the companies.

     In the order, the court cited concerns about the fairness of the settlement, alleged conflicts of interest and the need for an independent examination of the proposed settlement agreement and related issues, including issues related to the value of the 80 percent stake in RightCHOICE and inadequate exploration of alternatives to the settlement agreement as proposed. The order also approved the engagement of legal counsel and investment banker to advise the receiver/custodian.

     The companies have reviewed the order, issued late yesterday, and are considering their alternatives in the trial and appellate courts. In addition, the companies are analyzing the various consequences of the order. These include termination of the Blue Cross and Blue Shield Association licenses and resultant event of default under RightCHOICE's credit facility. These consequences may have a material adverse effect on RightCHOICE.

     The company intends to continue providing services to its members and other clients as these issues are resolved.

     "Judge Brown has agreed to meet with us next week to address these issues. We intend to inform the court of the consequences of the order. In the meantime, we are considering all legal alternatives available to us," said
John O'Rourke, president and chief

- more -

RightCHOICE - Add One -

executive officer of Blue Cross and Blue Shield of Missouri, and chairman, president and chief executive officer of RightCHOICE Managed Care. "We have always acknowledged that the settlement agreement has to be approved by the court, and these issues will still be dealt with in that setting. The case has not been remanded to Judge Brown and we have not moved for approval of the settlement by the court."

     RightCHOICE has hired Salomon Smith Barney as its financial and strategic advisor.

     The settlement agreement calls for Blue Cross and Blue Shield of Missouri to reorganize and be merged with RightCHOICE Managed Care and the creation of a charitable foundation, which would become the owner of approximately 80 percent of the stock of the new RightCHOICE. The foundation would liquidate most of its shares over a period of time not to exceed five years under a divestiture plan, and the proceeds would be used for health care purposes. As a result of the reorganization, RightCHOICE or its subsidiaries would absorb the remaining assets and related liabilities of Blue Cross and Blue Shield of Missouri and would become a consolidated, fully for-profit company and the direct licensee for the Blue Cross and Blue Shield names and trademarks.

SAFE HARBOR STATEMENT
"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995. Estimates and other statements set forth herein that are not historical facts are forward-looking statements that involve risks and uncertainties. These risks and uncertainties include, but are not limited to: the court's order appointing a custodian/receiver is not vacated or modified, or the court orders a permanent receiver/custodian over assets of Blue Cross and Blue Shield of Missouri, including the stock of RightCHOICE; as a result of the court's action the company's license to use the Blue Cross and Blue Shield names, trademarks and service marks is automatically terminated and is not reinstated; the pursuit of remedies under the company's credit facility due to the event of default thereunder; the possibility that the court orders a dissolution of Blue Cross and Blue Shield of Missouri or does not approve the final settlement agreement, referenced above, as an alternative to dissolution; or if court approval of a settlement is obtained but includes conditions that are not acceptable to the parties; the possibility that all remaining contingencies and conditions to the parties' obligations to effect the proposed settlement transaction would not be met or otherwise satisfied; the effect of governmental and regulatory action or legislation on the receivership/custodianship or on the proposed settlement; pending litigation involving RightCHOICE on the receivership/custodianship or on the proposed settlement; other actions by the Blue Cross and Blue Shield Association relating to the license to use the Blue Cross and Blue Shield names, trademarks and service marks by RightCHOICE either as a result of the court's action or in connection with the consummation of the settlement or by the new RightCHOICE thereafter, and the additional factors and other risks detailed in the filings by RightCHOICE with the Securities and Exchange Commission.

     RightCHOICE Managed Care, Inc. and its parent company, Blue Cross and Blue Shield of Missouri, are the largest providers of health care benefits in Missouri.
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